Exhibit 5

1000 Jackson Street Toledo, Ohio 43604-5573	419.241.9000 419.241.6894 fax

www.slk-law.com
May 7, 2009
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, OH 43604

Re:	HEALTH CARE REIT, INC.: Registration Statement on Form S-3
Ladies and Gentlemen:
          We have acted as counsel to Health Care REIT, Inc. (the “Company”) in connection with the preparation and filing of its Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of the following securities of the Company (the “Securities”) as described in the prospectus constituting a part of the Registration Statement (the “Prospectus”) or as will be described in one or more supplements to the Prospectus: (1) debt securities (“Debt Securities”), (2) common stock (“Common Stock”), (3) preferred stock (“Preferred Stock”), (4) depositary shares (“Depositary Shares”), (5) units consisting of one or more Debt Securities or other Securities (“Units”), and (6) warrants to purchase Debt Securities, Preferred Stock, Depositary Shares, or Units (“Warrants”). The Securities may be offered in separate series, in amounts, at prices, and on terms to be set forth in the Prospectus and one or more supplements to the Prospectus.
          In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render the opinion herein set forth. As part of the corporate action to be taken in connection with the issuance of any Securities (the “corporate proceedings”), we have assumed that the Company’s board of directors or a duly authorized committee thereof will, before the issuance of the Securities, approve the terms of the Securities, authorize the issuance of the Securities and authorize and direct such corporate action as may be necessary for the valid and binding issuance of the Securities. Based upon the foregoing, it is our opinion that:
          (1) the Debt Securities will be valid and binding obligations of the Company when issued and delivered in accordance with the required corporate proceedings relating to the issuance of debt securities and in accordance with the indenture under which the Debt Securities may be issued, as amended or supplemented (the “Indenture”), subject to qualification of the Indenture at such time under the Trust Indenture Act of 1939, as amended;

Health Care REIT, Inc.
May 7, 2009

          (2) the Common Stock and Preferred Stock will be legally and validly issued and fully paid and nonassessable when issued and delivered in accordance with (a) the required corporate proceedings relating to the issuance of equity securities, (b) the Company’s Second Restated Certificate of Incorporation, as amended at any time prior to the time of issuance of such securities, and (c), with respect to the Preferred Stock, the Certificate of Designation (the “Certificate of Designation”) relating thereto, subject to the due authorization, execution and filing of the Certificate of Designation with the Secretary of State of the State of Delaware; and
          (3) the Depositary Shares, Units and Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will entitle holders thereof to the benefits provided by the related deposit agreement, unit agreement or warrant agreement, as the case may be, pursuant to which the Depositary Shares, Units or Warrants were issued (a) when issued and delivered in accordance with the required corporate proceedings relating to the issuance of such securities, the related deposit agreement, unit agreement or warrant agreement, as the case may be, the Company’s Second Restated Certificate of Incorporation, as amended at any time prior to the time of issuance of such securities, and, with respect to the Preferred Stock underlying the Depositary Shares, the Certificate of Designation relating thereto, subject to the due authorization, execution and filing of the Certificate of Designation with the Secretary of State of the State of Delaware, (b) in addition, with respect to the Depositary Shares, upon the deposit of the shares of Preferred Stock underlying the Depositary Shares under the related deposit agreement with a bank or trust company that meets the requirements for the depositary set forth in the Registration Statement, and (c) in addition, with respect to the Warrants, assuming the legality and validity of the Securities (other than Warrants) underlying the Warrants.
          The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,
/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP